Exhibit 99.1
FOR IMMEDIATE RELEASE

LXP INDUSTRIAL TRUST COMPLETES REVERSE SHARE SPLIT

West Palm Beach, Fla., November 10, 2025 - LXP Industrial Trust (“LXP”) (NYSE:LXP), a real estate investment trust focused on Class A warehouse and distribution real estate investments, today announced it completed a reverse split of its common shares at a ratio of 1-for-5.

After the close of business on November 10, 2025, the effective date of the reverse share split, each share of LXP’s issued and outstanding common shares was reclassified into 1/5th of a common share. As a result of the reverse share split, the number of outstanding common shares was reduced from approximately 295.8 million shares to approximately 59.2 million shares. The reverse share split will affect all shareholders proportionally and will not affect any shareholder’s ownership percentage of LXP common shares, except for minor changes resulting from the payment of cash for fractional shares.

As of market open on November 11, 2025, LXP’s common shares will commence trading on a split-adjusted basis on the New York Stock Exchange (the “NYSE”). The common shares will continue to trade on the NYSE under the symbol “LXP” but will trade under a new CUSIP number (529043408).

The previously announced quarterly dividend of $0.14 per common share for shareholders of record as of December 31, 2025 will be $0.70 per share after accounting for the 1-for-5 reverse share split.

LXP shareholders should contact their broker or LXP’s transfer agent, Computershare, at (800) 546-5141 (or (781) 575-2765 for international), for any necessary assistance relating to the reverse share split.

ABOUT LXP INDUSTRIAL TRUST

LXP Industrial Trust (NYSE: LXP) is a publicly traded real estate investment trust (REIT) focused on Class A warehouse and distribution investments in 12 target markets across the Sunbelt and lower Midwest. LXP seeks to expand its warehouse and distribution portfolio through acquisitions, build-to-suit transactions, sale-leaseback transactions, development projects and other transactions. For more information, including LXP's Quarterly Supplemental Information package, or to follow LXP on social media, visit www.lxp.com.

Contact:
Investor or Media Inquiries for LXP Industrial Trust:
Heather Gentry, Executive Vice President of Investor Relations
LXP Industrial Trust
Phone: (212) 692-7200 E-mail: hgentry@lxp.com

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release are forward-looking statements, including, but not limited to, statements regarding the use of proceeds from the sale. Such forward-looking statements involve known and unknown risks, uncertainties and other factors not under LXP's control which may cause actual results, performance or achievements of LXP to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those factors and risks detailed in LXP's periodic filings with the SEC. Except as required by law, LXP undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the occurrence of unanticipated events.